UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 9, 2011

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky  41012-0391
Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Ashland Inc. (Ashland) has elected to change to a more preferable method of accounting for actuarial gains and losses for pension and other postretirement benefits as permitted under U.S. generally accepted accounting principles.  Historically, Ashland has recognized actuarial gains and losses as a component of Stockholders’ Equity in its Consolidated Balance Sheet on an annual basis, amortizing them into operating results in its Statement of Consolidated Income over the average future service period of active employees in these plans.

Ashland now has elected to immediately recognize actuarial gains and losses in its operating results in the year in which the gains and losses occur.  Ashland believes that this change will improve transparency in its operating results by recognizing the effects of economic and interest rate trends on plan investments and assumptions in the year these gains and losses are actually incurred.  These gains and losses will be measured annually as of September 30, and accordingly, will be recorded during the fourth quarter of its fiscal year.

Ashland will apply these changes in accounting principle retrospectively to all periods to be presented in the Form 10-K for the year ending September 30, 2011.  The aggregate effect of the change on Retained Earnings as of June 30, 2011 (the most recent period for which gains and losses are available on a cumulative basis) was a decrease of approximately $500 million, with the corresponding increase to Accumulated Other Comprehensive Income.  In addition, the aggregate effect on Ashland’s earnings per share for the nine months ended June 30, 2011 increased $1.27 to a total of $4.10.

Ashland’s operating segment (segment) results follow internal management reporting, which is used for making operating decisions and assessing performance.  Historically, total pension and other postretirement benefit costs have been allocated to each segment.  In conjunction with the change in accounting principle, the service cost, which represents the benefits earned by active employees during the period, will continue to be allocated to each segment, while interest cost, return on assets and the actuarial gain (loss) will now be recorded in the Unallocated and Other segment, since those financing activities are managed at the corporate level.  This change in expense allocation will allow Ashland to better reflect within its segments the actual service costs being incurred as a part of operating each business, while legacy liability costs remaining from previously divested businesses and the other components of net periodic benefit costs will be retained within the Unallocated and Other segment.

As a convenience to investors who may want to consider the effects of this change, Ashland has provided in Exhibit 99.1 unaudited annual consolidated and segment results for 2007, 2008, 2009 and 2010 updated for the retrospective application of the changes in accounting principle and change in segment reporting as previously discussed.  In addition, Ashland has also provided in Exhibit 99.2 unaudited quarterly consolidated segment results for 2010 and the first three quarters of 2011.  Within these exhibits Ashland has disclosed “EBITDA” and “Adjusted EBITDA” results.  Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP.  Management believes the use of such non-GAAP measures on a consolidated and segment basis assists investors in understanding the ongoing operating performance by presenting the financial results between periods on a more comparable basis. In addition, the “As Reported” column in each exhibit relates to information previously filed under applicable Form 10-K or 10-Q filings, which have been adjusted for discontinued operations related to the sale of Ashland Distribution for 2007, and as previously amended for the annual periods 2008, 2009 and 2010, in a Form 8-K filing on April 5, 2011.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits
99.1	Ashland Inc. Annual Statements of Consolidated Income and Segment Results – Reported and As Amended
99.2	Ashland Inc. Quarterly Statements of Consolidated Income and Segment Results – Reported and As Amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.
(Registrant)

September 9, 2011	/s/ Lamar M. Chambers
Lamar M. Chambers
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Ashland Inc. Annual Statements of Consolidated Income and Segment Results – Reported and As Amended
99.2	Ashland Inc. Quarterly Statements of Consolidated Income and Segment Results – Reported and As Amended